EXHIBIT 3(e)

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  HOWTEK, INC.

            --------------------------------------------------------
            Adopted in accordance with the provisions of Section 242
             of the General Corporation Law of the State of Delaware
            --------------------------------------------------------

     The undersigned, being the President of HOWTEK, INC. (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     FIRST: That the Certificate of Incorporation of the Corporation has been amended as follows by striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH, reading as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is Twenty-Six Million (26,000,000) shares, of which Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $.01 per share, and One Million (1,000,000) shares shall be Preferred Stock, par value $.01 per share.

          The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the
     designation   and  the   powers,   preferences,   rights,


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     qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determining the following:

          (a) the designation of the series and the number of shares to constitute such series (which number may be increased or decreased from time to time unless otherwise provided by the Board of Directors);

          (b) the dividend rate (or method of determining such rate), any conditions on which and times at which dividends are payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock including the Preferred Stock, and whether such dividends shall be cumulative or non-cumulative;

          (c) whether the series will be redeemable (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event) and, if so, the redemption prices and the conditions and times upon which redemption may take place and whether for cash, property or rights, including securities of the Corporation or another corporation;

          (d) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

          (e) the conversion or exchange rights (at the option of the Corporation or the holders of such shares or both, or upon the happening of a specified event), if any, including the conversion or exchange times, prices, rates, adjustments and other terms of conversion or exchange;


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          (f)  whether the shares of such  series  shall have  voting  rights in addition to any voting rights provided as a matter of law and, if so, the terms of such voting rights, which may be general or limited;

          (g) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue or reissue or sale of any additional stock, including additional shares of such series or of any other series of Preferred Stock or of any other class;

          (h) the rights of the holders upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon any dissolution of the assets of the Corporation (including preferences over the Common Stock or other class or classes or series of capital stock including the Preferred Stock);

          (i) the preemptive rights, if any, to subscribe to additional issues of stock or securities of the Corporation;

          (j) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of Preferred Stock; and

          (k) such other special rights and privileges, if any, for the benefit of the holders of the Preferred Stock, as shall not be inconsistent with the provisions of the Corporation's Certificate of Incorporation, as amended, or applicable law.

          All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including share surrendered for conversion) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series."

     SECOND: That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of the General Corporation Law of the State of Delaware. Dated: September 28, 1999.


                                             HOWTEK, INC.


                                             By: /s/ W.Scott Parr
                                                 ---------------
                                                 W.Scott Parr